UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 18, 2005 (August 16, 2005)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 16, 2005, the Compensation Committee of the Board of Directors of Kimball International, Inc. approved long-term performance share awards to certain employees. The awards will go to the following executive officers: James C. Thyen (82,400 shares), Douglas A. Habig (51,900 shares), Robert F. Schneider (13,400 shares), Donald D. Charron (13,400 shares), P. Daniel Miller (13,400 shares), J. Brent Elliott (13,400 shares), Randall L. Catt (13,400 shares), John H. Kahle (13,400 shares), Gary W. Schwartz (13,400 shares) and Michelle R. Schroeder (3,700 shares), pursuant to the Company's 2003 Stock Option and Incentive Plan. The actual award date will be in September, 2005. This Form 8-K will be amended at that time to incorporate the form of the award agreement.

Under the award, a number of shares of the Company's Class A Common Stock are awarded subject to achieving pre-approved performance levels. One-fifth (1/5) of each award vests and is granted annually over the succeeding five fiscal performance years. Each annual performance grant will be independent and attributable solely to actual performance in the year to which it applies. Performance levels are computed under the Company's Profit Sharing Bonus Plan. Actual shares issued under the grant will be determined by multiplying the shares under this grant times the percent of bonus earned each fiscal year. The officer must be a full time employee of the Company at the time shares are issued. For retirement at age 62 or over, disability or death, the officer will be eligible for the pro-rata current year grant based on the number of months in the eligible position and future year grants will be forfeited. The officer may elect to have shares withheld in payment of required withholding taxes. This summary is not intended to be complete. A complete description of the award will be provided and incorporated in an amended 8-K at the time of the actual award date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: August 18, 2005